EXHIBIT 4.3


                       AGREEMENT OF STRATEGIC RELATIONSHIP
                       -----------------------------------


This AGREEMENT OF STRATEGIC RELATIONSHIP (the "agreement") is made and entered into as of October 14, 1997, between Lucasfilm Ltd., a California corporation ("Lucasfilm"), on the one hand, located at P. O. Box 2009, San Rafael, CA 94912 and Galoob Toys, Inc., a Delaware Corporation, located at 500 Forbes Boulevard, South San Francisco, CA 94080 ("Galoob"), on the other hand.

WHEREAS:
--------

      A.Lucasfilm is a California corporation engaged in the production of theatrical motion pictures and the licensing of intellectual property rights related to such theatrical motion pictures;

      B. Lucasfilm owns or controls rights in respect of the Property (as hereinafter defined);

      C. Galoob is engaged in the manufacture, distribution and sale of consumer products in the form of toys including, without limitation, toys based on entertainment intellectual properties licensed from third parties;

      D. Lucasfilm and Galoob have a long standing relationship with respect to the licensing of such rights; and.

      E. Lucasfilm and Galoob wish to establish a strategic relationship whereby Galoob would acquire the opportunity to license certain rights in and to theatrical motion pictures produced by Lucasfilm for the manufacture, distribution and sale of Products in the Territory, subject to the terms and conditions of this agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    GRANT OF RIGHTS.
      ----------------

      Subject to the terms and conditions of this agreement, and in consideration for all of Galoob's obligations hereunder, including, without limitation, Galoob's agreement to grant to Lucasfilm a warrant as provided in Paragraph 4 hereinbelow, Lucasfilm grants to Galoob an exclusive, non-transferable, non-assignable right of first negotiation (the "First Negotiation Right") and, as more specifically provided in Subparagraph 3.3 hereinbelow, right of first refusal (the "First Refusal Right") during the Term and




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Agreement Between Lucasfilm Ltd. and Galoob Toys, Inc. dated October 14, 1997 throughout the Territory to license the Property as provided in Paragraph 3 hereinbelow:

      1.1. to develop, design, manufacture, distribute, advertise, publicize, market and sell the Products , for sale to retail Customers through all channels of wholesale and retail distribution permitted hereunder; and

      1.2. for reproduction on containers, packaging, display and promotional material and in Advertising and Advertising Materials for the Products.

      The First Negotiation Right and First Refusal Right shall be exercised by Galoob in accordance with the terms and conditions contained in this agreement.

2.    TERM AND TERRITORY.
      -------------------

      2.1. Term. The term of Galoob's rights pursuant to this agreement with respect to the First Negotiation Right and First Refusal Right (the "Term") shall consist of the time period commencing as of the date hereof and ending on October 14, 2009.

      2.2. Territory. The territory of Galoob's rights hereunder (the "Territory") consists of the world excluding China and India.

3.    EXERCISE OF FIRST NEGOTIATION RIGHT AND FIRST REFUSAL RIGHT.
      ------------------------------------------------------------

      The First Negotiation Right and in certain situations First Refusal Right as to each theatrical motion picture which is an element of the Property shall be exercisable by Galoob in accordance with the following procedure:

      3.1. If Lucasfilm desires to license the rights referenced in Subparagraphs 1.1 and 1.2 hereinabove with respect to any theatrical motion picture which is an element of the Property, then Lucasfilm shall notify Galoob in writing. Lucasfilm shall concurrently make available to Galoob at Lucasfilm's premises all materials then extant regarding such motion picture, including script, artwork, casting, to the extent available.

      3.2. Galoob shall thereafter have thirty (30) days from the date of such notice (the "First Negotiation Period") to negotiate and enter into a written agreement (the "Agreement"), which agreement shall incorporate no less than all of the terms and conditions of that certain license agreement between Galoob and Lucas Licensing Ltd. dated as of October 14, 1997 (the "Toy Agreement") with the exception of Royalties (Paragraph 8), Advance (Paragraph 7), Term (Paragraph 2), Staffing/Overhead (Subparagraph 4.3), Minimum Sales Levels (Subparagraph 4.2), and the definition of



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Agreement Between Lucasfilm Ltd. and Galoob Toys, Inc. dated October 14, 1997



      Licensed Property (Subparagraph 24.43) (collectively the "Excluded Terms"); provided, however, that neither party shall be obligated to conclude an Agreement with respect to a particular theatrical motion picture which is an element of the Property. During the First Negotiation Period, the parties shall negotiate with respect to the Excluded Terms, provided that the Royalty Percentage shall be no less than ten percent (10%) of Net Sales and no more than the rates specified in Paragraph 8 of the Toy Agreement.

      3.3. If the parties fail to enter into an Agreement with respect to such theatrical motion picture during the First Negotiation Period, then Lucasfilm shall be free to negotiate with and conclude an agreement with any third party with respect to the rights that are incorporated in the First Negotiation Right provided, that with respect to those theatrical motion pictures set forth in Subparagraphs 5.2(a)(i), (ii), (iii), and
      (iv) ("First Refusal Pictures"), Lucasfilm shall not conclude an agreement with a third party with respect to such rights on terms that are less favorable to Lucasfilm than those terms last offered by Galoob without giving notice of such third party offer to Galoob and providing Galoob with a ten (10) day period (the "First Refusal Period") within which to enter into an Agreement with Lucasfilm on the same terms and conditions contained in the third party offer (the "First Refusal Right"). If Galoob fails to execute such Agreement within such First Refusal Period with respect to a First Refusal Picture or within the First Negotiation Period with respect to all other theatrical motion pictures included within the Property, then Lucasfilm shall be free to enter into an agreement with such third party with respect to a First Refusal Picture or with any third party with respect to all other theatrical motion pictures subject to the First Negotiation Right and such theatrical motion picture shall be deleted from the definition of the Property hereunder.

      3.4. Lucasfilm makes no representation or warranty that any rights which otherwise would be subject to the First Negotiation Right and First Refusal Right as to any theatrical motion picture produced by Lucasfilm following the date hereof and during the Term will be owned or controlled by Lucasfilm or that Lucasfilm will retain the right or ability to include such theatrical motion picture as an element of the Property notwithstanding the fact that at any point in time, Lucasfilm may have owned or controlled such rights. In this connection, Galoob acknowledges that Lucasfilm may enter into an arrangement with respect to a particular theatrical motion picture (other than a grant of a license for the Products alone for such theatrical motion picture) in which the grant of such rights to a third party may be necessary in Lucasfilm's sole judgment in order to finance, produce, distribute or exploit such theatrical motion picture or any underlying rights relating to such theatrical motion picture.



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Agreement Between Lucasfilm Ltd. and Galoob Toys, Inc. dated October 14, 1997



4.    WARRANT.
      --------

      4.1. General. Concurrently with the execution of this Agreement, Galoob shall grant to Lucasfilm a warrant (the "Warrant") for the purchase of up to 1,450,000 fully paid and non-assessable shares of the common stock of Galoob following exercise of the Warrant at a per share exercise price equal to $15.00, subject to adjustment as provided in the warrant dated as of the date hereof between Lucasfilm and Galoob (the "Warrant").

      4.2. Additional Warrants. If at any time prior to the termination of the Warrant, Galoob grants any Common Stock, Convertible Securities or Options (as defined in the Warrant) to any officer, director, employee or consultant of Galoob ("EE Stock"), then Galoob shall simultaneously therewith grant to Lucasfilm a warrant ("Springing Warrant"), on the same terms and conditions as the Warrant (except that the exercise price per share of such Springing Warrant shall equal the exercise price per, or the amount paid for each, share of such EE Stock), to purchase that number of shares of Common Stock computed using the following formula:

            X = .154(B/A)(X+Y)

            Where:

            X = The number of shares of Common Stock to be issued to Lucasfilm upon exercise of the Springing Warrant

            Y = The number of shares of Common Stock issued or issuable pursuant to the grant of such EE Stock

            A = The original number of Warrant Shares (as defined in the Warrant)

            B = The number of Warrant Shares owned by Lucasfilm on the date of such grant of Additional Stock (as defined in the Warrant)

5.    DEFINITIONS.
      ------------

      5.1. "Products" means those products, goods and articles, within the enumerated categories in Schedule II of the Toy Agreement and which are based on or incorporating elements of the Property.




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Agreement Between Lucasfilm Ltd. and Galoob Toys, Inc. dated October 14, 1997


      5.2. "Property" means, subject to the terms, conditions and restrictions contained in Lucasfilm's or any Lucasfilm Related Entity's agreements with persons, firms or entities rendering services or granting rights:

            (a) the original titles, designs, character names and likenesses, dialogue, music and sound effects, words, symbols, logographics and the footage, photographs, artwork, visual representations of the props, costumes, sets, special effects and any other original creative elements) which appear in, have become directly associated with, and as are depicted in, any theatrical motion picture produced by Lucasfilm prior to or during the Term, as to which Lucasfilm owns and controls the rights hereunder, subject to Section 3.4, including, but not limited to:

                  (i) any theatrical motion picture based on or related to the character "Indiana Jones," including without limitation:
                  Raiders of the Lost Ark, Indiana Jones and the Temple of Doom, Indiana Jones and the Last Crusade, and any prequel or sequel theatrical motion picture based on the "Indiana Jones" character including the sequel theatrical motion picture currently in development and tentatively entitled "Indiana Jones IV" and intended to star Harrison Ford and be directed by Steven Spielberg;

                  (ii) the theatrical motion picture entitled "Willow" and any sequels, prequels or remakes thereof, including, without limitation, those based upon the "Shadow Wars" book series written by George Lucas and Chris Claremont;

                  (iii) any theatrical motion picture based upon the book series entitled "Lucasfilm's Alien Chronicles" published by Berkeley Books;

                  (iv) the theatrical motion pictures entitled "Tucker: The Man and His Dream" and any sequels, prequels or remakes thereof; and

            (b) such original trademarks, tradenames, servicemarks and servicenames owned by Lucasfilm and arising out of and which become directly associated with any theatrical motion picture which is an element of the Property, to the extent of Lucasfilm's rights in each applicable country of the Territory under such country's applicable trademark laws.

      Notwithstanding anything set forth above, Property shall not include any theatrical motion picture based on or related to "Star Wars", including without limitation:



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Agreement Between Lucasfilm Ltd. and Galoob Toys, Inc. dated October 14, 1997



                        (A) those certain previously released theatrical motion pictures (and the special editions thereof released theatrically in 1997) entitled "STAR WARS: EPISODE IV - A NEW HOPE," "STAR WARS: EPISODE V - THE EMPIRE STRIKES BACK" and "STAR WARS: EPISODE VI - RETURN OF THE JEDI" (the "Classic Trilogy"); and

            (B) each of the first three succeeding prequel theatrical motion pictures to the Classic Trilogy tentatively entitled "Episode I," "Episode II" and "Episode III," respectively (each such prequel theatrical motion picture a "Prequel" herein).

In connection with such exclusion, the parties acknowledge that Galoob has entered into the Toy Agreement with Lucas Licensing Ltd., the owner of the applicable rights related to Star Wars.

6.    GENERAL.
      --------

      6.1. Assignment. Subject to the other terms and conditions of this Subparagraph 6.1, this agreement will bind and inure to the benefit of each party and to their respective successors and assigns. Galoob shall not voluntarily or by operation of law assign, sub-license, transfer, encumber or otherwise dispose of all or part of any right or privilege licensed to Galoob in this agreement, including to a Galoob Affiliate, without Lucasfilm's prior written approval to be given or withheld in Lucasfilm's absolute discretion. Lucasfilm shall not voluntarily or by operation of law assign, transfer or otherwise dispose of all or part of its rights or obligations under Section 4.2 without Galoob's prior written approval to be given or withheld in Galoob's absolute discretion, except that Lucasfilm may assign or otherwise dispose of all or part of such rights or obligations in connection with a sale or other transfer of all or substantially all of Lucasfilm's theatrical motion picture business. For purposes of this Subparagraph 6.1, any change in control of Galoob, whether through merger, acquisition, reorganization, liquidation, foreclosure, involuntary sale in bankruptcy, or the purchase of substantially all of Galoob's assets or otherwise, shall be deemed a purported assignment subject to Lucasfilm's prior written approval. Any attempted assignment, sublicense, transfer, encumbrance or other disposal without such approval will be null and void and constitute a material default and material breach of this agreement.

      6.2. Governing Law. This agreement will be governed by and construed in accordance with the laws of the federal laws of the United States and the laws of the State of California applicable to agreements entered into, and to be performed entirely, within California between California residents (and excluding the United Nations Convention on Contracts for the International Sale of Goods) without regard to choice



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Agreement Between Lucasfilm Ltd. and Galoob Toys, Inc. dated October 14, 1997 of law provisions and regardless of the place or places of its actual execution or performance. Any suit, action or proceeding between or among any of the parties hereto arising out of or related to this agreement will be brought solely in the federal or state courts in the Northern District of California, and Galoob hereby submits to the personal jurisdiction thereof and agrees to such courts as the appropriate venue. Notwithstanding the foregoing, Galoob agrees that, for purposes of collecting monies due pursuant to this agreement, Galoob, at Lucasfilm's election, may be subject to whatever local laws and courts have jurisdiction in any country of the Territory over Galoob. Process in any action or proceeding referenced to in this Subparagraph 6.2 may be served on Galoob at the address for notices set forth in Subparagraph 6.4 hereinbelow.

      6.3. Attorneys' Fees. In the event of any legal proceeding between the parties arising out of or related to this agreement, the prevailing party shall be entitled to recover, in addition to any other relief awarded or granted, its costs and expenses (whether or not in connection with litigation and including, without limitation, attorneys' fees and costs) incurred in connection with any such proceeding.

      6.4. Notices. Any notice to be given or served under this agreement shall be in writing and shall be delivered to the parties addressed as set forth below, or to such other address as either party shall notify the other party of in writing, as follows: personally or sent by cable, telegram or telemessage or by facsimile, telex, telecopy or other print out communication mechanism or by first class, prepaid, registered or certified mail (if available) post (air mail if posted to another country) to the party to be served at the address set forth below in this Subparagraph 6.4 or to such other address as either party may from time to time notify in writing to the other. Such notice shall be deemed to have been served: (a) immediately in the case of personal delivery; (b) in the case of a cable, telegram or telemessage, on the first business day after the receipt by the relevant service of the order therefor; (c) in the case of facsimile, telex, telecopy or other print out mechanism, on the expiration of four (4) hours from the time of transmission subject in the case of telex or facsimile to proof by the sender that he/she holds an acknowledgment (whether in mechanical form other otherwise) confirming its receipt at its destination and subject in the case of facsimile or other print out transmission in the absence of an acknowledgment to the original notice being sent by post or by personal delivery in accordance with this Subparagraph 6.4 not later than the next business day after such transmission; and (d) in the case of postal delivery, on the second business day following the date of posting (the fifth business day if posted to another country) or on acknowledgment of receipt if earlier.

            If to Lucasfilm:
            ----------------


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Agreement Between Lucasfilm Ltd. and Galoob Toys, Inc. dated October 14, 1997



            For notices to Lucasfilm: P. O. Box 2009, San Rafael, CA  94912,

            Attention: President; with a copy to: General Counsel.

            For wire transfers: pursuant to Lucasfilm's written wire transfer instructions

            For deliveries requiring Lucasfilm's street address: 5858 Lucas Valley Road, Nicasio, CA 94946

            If to Galoob:
            -------------
            Galoob Toys, Inc.
            500 Forbes Blvd.
            South San Francisco, CA  94080
            Attn:  Executive Vice President

      6.5. No Waiver. No action taken by either party pursuant to this agreement, and no waiver by either party, whether express or implied, of any provision or right in this agreement or any breach thereof, and no failure of either party to exercise or enforce any of its rights under this agreement, will constitute a continuing waiver with respect to such provision or right or as a breach or waiver or any other provision or right, whether or not similar.

      6.6. Independent Contractors. The parties to this agreement are and shall remain independent contractors. There is no relationship of partnership, employer, employee, principal, agent, joint venture, employment, franchise or agency between the parties. Except as expressly provided in this agreement, neither party will have the power to bind the other or incur obligations on the other's behalf without the other's prior written approval and shall not represent that it has such right.

      6.7. Nonexclusive Remedy. The exercise by either party of any remedy under this agreement will be without prejudice to its other remedies under this agreement or otherwise.

      6.8. Severability. This agreement is severable. If any provision of this agreement is found invalid or unenforceable in any jurisdiction, that provision, as to that jurisdiction, will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the other remaining provisions of this agreement, which other remaining provisions will not be affected and shall remain in force, to the maximum extent permissible.




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Agreement Between Lucasfilm Ltd. and Galoob Toys, Inc. dated October 14, 1997


      6.9. Headings, Captions and Names. The name of this agreement, and all headings and captions herein contained, are for reference and convenience only and do not define, limit or expand the scope or intent of any provision hereof and shall not be relied upon in or in connection with the construction or interpretation of this agreement. The words "herein," "hereunder," "hereof" and similar terms refer to this entire agreement and shall not be limited to the specific paragraphs or subparagraphs in which they are used.

      6.10. Capitalized Terms. All capitalized terms contained in this agreement shall have the same meaning as set forth in the Toy Agreement, except as otherwise expressly set forth herein.

      6.11. Counterparts. This agreement may be executed in one or more counterparts, and by facsimile, telex, telecopy or other print out communication mechanism, each copy of which shall be deemed an original and all of which, when taken together, shall constitute one and the same instrument, but this agreement shall not be binding upon the parties until it has been signed by both parties. The parties hereto agree that facsimile signatures on a copy of this agreement shall be effective and enforceable as if they were original signatures.

      6.12. Further Instruments. Except as otherwise expressly provided in this agreement, each party shall furnish to the other (and shall deliver and cause to be executed, acknowledged and delivered to the other) any further instruments, which such other party may reasonably require or deem necessary from time to time to evidence, establish, protect, enforce, defend or secure to such other party any or all of its rights hereunder or to more effectuate or carry out the purposes, provisions or intent of this agreement.

      6.13. Entire Agreement. This agreement together with the Warrant constitute the complete and entire agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior agreements, negotiations, communications, and understandings (both written and oral) regarding such subject matter. This agreement may only be modified, or any rights under it waived, by a written document executed by both parties.



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Agreement Between Lucasfilm Ltd. and Galoob Toys, Inc. dated October 14, 1997



LUCASFILM LTD. ("Lucasfilm"),             GALOOB TOYS, INC. ("Galoob"),
a California Corporation                  a Delaware Corporation, on behalf of
                                          itself and all Galoob Affiliates


By: /s/ Gordon Radley                     By: /s/ Mark Goldman
    ------------------------------            -------------------------------

Title:                                    Title:  President and CEO
       ---------------------------                ---------------------------









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